Exhibit 11.1


                           RONNYBROOK FARM DAIRY, INC.
                   SUPPLEMENTAL NET LOSS PER SHARE COMPUTATION



                                                              For the Year Ended
                                                              December 31, 1997
                                                              -----------------

CALCULATION OF SUPPLEMENTAL SHARES OUTSTANDING:
Debt to be repaid by offering proceeds                             $ 415,000
Proceeds per share                                                      7.00
                                                                   ---------
Additional shares assumed outstanding                                 59,286
                                                                   ---------

Additional weighted average common shares outstanding                  9,908
Weighted average common shares outstanding                           600,000
                                                                   ---------
Supplemental weighted average common shares outstanding              609,908
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SUPPLEMENTAL NET LOSS PER SHARE:
Net loss                                                           $(115,172)
Pro forma impact of use of proceeds on interest expense                8,000
                                                                   ---------
Supplemental net loss                                               (107,172)
Supplemental weighted average common shares outstanding              609,908
                                                                   ---------
Supplemental net loss per share                                    $   (0.18)
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